Exhibit 99.1

PRESS RELEASE

IMPRIMIS PHARMACEUTICALS CLOSES $7.95M FINANCING AND PROVIDES PROGRESS REPORT TO SHAREHOLDERS

Solana Beach, CA.  April 27, 2012 - Imprimis Pharmaceuticals, Inc. (OTC Markets: IMMY) announced that it has closed a $7.95M private placement of stock and warrants and is providing an update to shareholders and the market.

Imprimis Pharmaceuticals, Inc. CEO Mark L. Baum stated, “We are pleased to announce the closing of a $7.95M private placement.  The financing was completed at a price of $0.79 per unit and included one share of common stock and a 25% three year warrant, giving the investor the right, for three years, to buy additional Imprimis common shares at $1.185 per share.  Imprimis has the unilateral right to call for the mandatory exercise of the warrants with 90 days notice to the holders, upon notice from the FDA that our lead drug candidate – Impracor – has been approved for sale in the United States.  No brokerage or investment banking fees were paid related to the financing, so the net cash received by the company was approximately $7.95M.”

Baum added, “We believe that closing this common stock and warrant financing transaction is a strong sign that the recent changes at Imprimis have had a positive effect on our ability to secure the capital we need to drive value for our stakeholders.  We believe that the market opportunity for our technology and our lead drug candidate is significant, and this capital will certainly provide momentum for us to begin to execute on our clinical and other strategic initiatives.”

Imprimis’s Chief Medical Officer, Dr. Joachim Schupp commented, “Our science team has been hard at work as we transition towards the re-initiation of clinical studies for our lead drug – Impracor, a ketoprofen-based topical NSAID, as well as additional strategic initiatives which we hope to execute in the future.  We have been in communication with the FDA regarding our IND and our objective to file a 505(b)2 for Impracor following successful Phase 3 development.”

Baum continued, “Our mission is to be the leader in topical drug delivery solutions.  With the guidance of a team of experts, Imprimis has recently developed an intellectual property strategy that is being aggressively implemented.  Our patented platform technology, called Accudel, allows us to deliver medicines through the skin (topical drug delivery), and we intend to monetize this platform through a pipeline development program which will be guided by pharmaceutical and medical industry thought-leaders and a disciplined approach to development expenditures.  Our science team, including Dr. Joachim Schupp, Dr. Balbir Brar and Dr. Paul Finnegan, has provided our board of directors with tremendous support and we are confident that our clinical efforts are being guided by a pressure tested winning strategy, and are being executed by seasoned scientific leaders.  We look forward to moving these programs forward in the near term.”

“Imprimis’s balance sheet has been dramatically improved as in the past four months, as we have reduced our debt by approximately 86%.  Concurrent with the closing of this financing, our secured debtholder agreed to roll 100% of its secured debt into common stock on the same terms as this $7.95M financing.  Now, we are a company with a promising vision, a world class team to execute on this vision, and we have a financeable balance sheet.”

Baum concluded, “Looking towards the future, we have hired MDB Capital, LLC of Santa Monica, CA to represent Imprimis for our future investment banking needs.  In the coming months, we also intend to make an application to NASDAQ to list our common shares.  Much has been done and there is much more to be done.  We appreciate the patience of our shareholders, their commitment to our business and our team, and their interest in our shared vision to better people’s lives by providing choices to the traditional methods that medicines are delivered.”

The offer and sale of the shares and warrants in the private placement not been registered under the Securities Act of 1933, as amended, and the shares and warrants may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Imprimis Pharmaceuticals, Inc.

Imprimis Pharmaceuticals is dedicated to creating value for our shareholders by improving patient health and their quality of life by leveraging Accudel, a patented topical drug delivery platform that enables highly targeted site specific treatment.  Imprimis is made up of team of scientists and seasoned executives who are focused on the development and commercialization of non-invasive topically delivered medications.  Our lead Phase 3 drug, Impracor, utilizes our Accudel™ cream formulation to deliver Ketoprofen, a non-steroidal anti-inflammatory drug (NSAID), to target underlying tissue where Impracor exerts its localized anti-inflammatory effect.  Accudel™ technology has the ability to bring numerous promising new products to the prescription drug, over-the-counter and cosmeceutical markets, improving the way people have been treated in a number of large market categories.  The Imprimis Pharmaceuticals, Inc. website is currently under construction and is expected launch in May of 2012.

For More Information

Contact:  Mark L. Baum, Esq.

(858) 433-2800

This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such "forward looking statements." Forward looking statements are based on management's current preliminary expectations and are subject to risks and uncertainties which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to raise additional funding, our ability to acquire, develop or commercialize new products and to enter into strategic alliances and transactions, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition and market conditions. These and additional risks and uncertainties are more fully described in Imprimis’ filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward looking statements, which speak only as of the date they are made. Imprimis disclaims any obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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